Exhibit 99.2

Transcript of Earnings Conference Call

COMVERGE, INC.

THIRD QUARTER 2008 EARNINGS CALL

NOVEMBER 11, 2008

5:00 p.m. ET

MANAGEMENT DISCUSSION SECTION

Operator: Welcome to Comverge’s Third Quarter 2008 Earnings Call. Today’s call is being recorded. Now for opening remarks and introductions, I would not like to turn the call over to Dan Pfeffer, Treasurer. Please go ahead, sir.

Dan Pfeffer, Treasurer

Thank you, Jason, and welcome, everybody. Joining me today on the call are Bob Chiste, Chairman, CEO and President; and Mike Picchi, Executive Vice President and CFO. I’d like to begin today’s call by reminding you that the remarks on this call will contain certain forward-looking statements. These forward-looking statements include, among other things, statements regarding the business strategy, plans and objectives of Comverge. More specifically, those statements will include discussions about the amount of future revenue we expect from long-term contracts, the amounts of megawatts we expect to be generated by long-term contracts, the potential for AMI contracts, various regulatory and open-market rule changes and the amounts of revenue, profit and growth we expect to recognize for fiscal 2008 and beyond.

Although Comverge believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, estimates and other risks and uncertainties that could cause our expectations to prove to be incorrect. The actual results for Comverge could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors including market conditions, other risks typically associated with our business and the risk and uncertainties discussed in Comverge’s quarterly report on Form 10-K to be filed tomorrow and the annual report on Form 10-K filed on March 25 of this year with the Securities and Exchange Commission, both of which are available from the SEC and on line at EDGAR.

You should not place undue reliance on these forward-looking statements which speak only as of the date of the conference call. Other than is required under the securities laws, Comverge does not assume a duty to update these forward-looking statements if circumstances change or otherwise.

With that said, I’ll turn the call over to our Chairman, President and CEO, Bob Chiste.

Robert M. Chiste, Chairman, President and Chief Executive Officer

Thanks, Dan. Good afternoon, everyone, and thank you for joining us on Comverge’s Third Quarter 2008 Earnings Conference Call. I’ll take a moment to focus on the big picture and long-term prospects of our industry generally and Comverge specifically.

In all the recent turmoil the financial markets have experienced, the macro drivers for our industry not only remain robust, but continue to be strengthening. First, an end response in energy efficiency are the most cost effective and cleanest ways for utilities to provide capacity to their customers and to build reliability in the electric grid. This is especially true in an environment where utilities are more resource and capital constrained than in the past. Demand management is the better environmental solution and could avoid higher-cost alternatives of building new transmission, distribution and generating assets.

Second, energy independence should be one of the highest priorities for the new administration for both economic and national security reasons. Since demand management requires no government subsidies, as do other renewable

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Third Quarter 2008 Earnings Call

November 11, 2008

5:00 p.m. ET

resources, we firmly believe that aggressive energy conservation policy and rule making will be the most politically acceptable choice in an overspent government. Demand response and energy efficiency should logically be at the forefront of the new administration’s energy plan for these reasons.

And third, to be part of any energy independence plan, a given solution must have real impact. Recognize that the entire installed base of solar power in the United States is only about two gigawatts, whereas demand response currently accounts for over 20 gigawatts. More importantly, the Department of Energy and other sources have stated that demand response could reduce peak load requirements by five to 8%, or about 60,000 megawatts, that’s 60 gigawatts, of peak electric energy use. Also according to independent studies, energy efficiency could reduce total electric base load consumption by as much as 24%, or about 200,000 megawatts. That is 200 gigawatts over a 20-year period.

In sum, over 2,000 average-sized power plants could be avoided. Think of this as a potential efficiency surge which could provide relief as the non-fossil fuel energy infrastructure is pursued over the coming decades. So demand response and energy efficiency presents a huge market opportunity. And again, unlike other renewables neither of these resources need governmental subsidies to be successful. In fact, development of some forms of renewables like wind and solar have been adversely impacted by the current credit crunch, not to mention the stresses these resources will place on the already overtaxed transmission grid.

It was reported in Monday’s New York Times in the story entitled “Report Says Sun and Wind Power Could Threaten Grid” that the North America Electric Reliability Council, or NERC, warned of potential grid problems stemming from the additions of renewables. NERC went on to say, “One solution might be greater use of demand-side resources.” Comverge does have those broad demand-side solutions for all customer classes, and we are well-positioned with our 500 utility customer base as these macro trends play out over the next decade.

I’ll now discuss some third quarter business highlights as well as recent events, and then Mike Picchi will provide more detailed information about the company’s financial and operational results for the third quarter. We will open the call afterwards and leave ample time for questions from analysts and investors.

Comverge now has in excess of 2,200 megawatts under management with more than $465 million in future expected contracted revenues. Our pipeline in each business segment continues to grow as does our large customer base of over 500 utilities. Despite headwinds facing many industries in light of the current crisis in the financial markets, Comverge is solidly positioned with cash and financing in place to grow our business well into the future.

Last week we entered a $25 million five-year credit facility with Silicon Valley Bank, strengthening our long-term liquidity position. In these challenging economic times, having over $85 million of liquidity available to grow our business and take advantage of market opportunities is a significant point of differentiation.

Comverge continues to focus on creating long-term shareholder value, and the metrics used to measure its progress in creating long-term value have been consistent. We measure it in three ways. First, megawatts owned under long-term contracts which generate our highest gross margins and recurring revenues; we target an annual goal of adding 250 to 300 megawatts. Second, megawatts managed under open market programs in our Commercial and Industrial business; here our annual goal is adding 400 to 500 megawatts. And third, future revenues from long-term contracts. This goal is to add 150 to $175 million annually. We’re on target to meet or exceed these three major internal goals for 2008, and we’ll continue to use these three metrics in the future as a measurement of shareholder value creation.

Because of this intense focus on these metrics and our success of attaining them in the first nine months of 2008, we expect significant future growth and value creation.

In the third quarter, Comverge announced its large contracts in terms of future expected contracted revenues; a 15-year, 125-megawatt commercial and industrial VPC contract with Arizona Public Services that is expected to provide Comverge over $100 million in future contracted revenues. Regulatory approval is expected in the first half of next year. As a result, our total megawatts additions for the first nine months of this year are 878 megawatts, an increase of 66% compared to where we were at the beginning of the year. These megawatts, secured through bilateral contracts with utilities, or contracts with end user C&I customers, are valuable assets which we continually attempt to leverage for additional revenue streams.

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At the time our initial public offering was completed 19 months ago, Comverge’s total accumulative megawatts under management was 362 megawatts. Today Comverge has 2,200 megawatts. In other words, during that short period the number of megawatts that we manage has been increased almost six-fold. Certainly when a large outsource VPC contracts increases the value of the company, and will remain a focus for Comverge. In addition, the last three months have been really exciting at Comverge because we’re finally seeing the potential of long-term contracts for the demand response components on some of the large advanced metering infrastructure, for AMI projects.

In our Utility Products and Services segment, formerly known as the Smart Grid Solutions Group, we develop and manufacture hardware and software. Our product capabilities and offerings have been expanded and strengthened to become AMI ready.

I’m excited about our recent announcement regarding the introduction of the PowerPortal in-home display, a product that provides customers with current energy usage, energy price information and utility messaging. This product is a valuable addition to our complete demand response AMI solution. Research has shown consumer energy savings of up to 10% can be realized with the use of a device that allows the end user access to real time energy usage data. With growing public interest in energy cost and climate change, the PowerPortal in-home display offers our utility customers an effective solution for use in their residential energy conservation programs.

As an integral part of too many AMI implementations, this in-home display product is part of our growing portfolio of AMI solutions, which includes our Smart Programmable Thermostat and enhanced software suite. Our software provides homeowners with an energy portal to view and manage home energy consumption. With a rapid projected growth of AMI programs in North America, coupled with our leadership position in the demand response market, we believe Comverge will be a major beneficiary of major smart quod [ph] investments by utilities.

In the Commercial and Industrial business segment, formerly our Enerwise group, channels to the commercial and industrial market have been expanded with several new strategic channel partners. These new strategic channel partners, along with our expanded direct sales force will focus on geographic expansion in such markets as New England, New York and Texas, where commercial and industrial customers can participate in open market demand-response programs.

We expect these partners to provide Comverge greater potential market penetration and opportunities to acquire new C&I customer. In addition to our C&I open market growth, Comverge continues to grow its residential and C&I VPC business, and continues to expand our pipeline of VPC programs.

All of the sales activities throughout the company are geared initially towards educating our utility customers on the virtues of our VPC programs. As the credit crisis has expanded to impact utilities, employing an out-sourced VPC program with Comverge may become even more attractive given the utilities current capital constraints.

Comverge is accomplishing all this while we continue to implement internal programs to capture synergistic benefits and operational efficiencies. To that end, we’ve consolidated our three former business groups into one group to be named the Comverge Clean Energy Solutions Group. We believe this will allow us to more effectively manage our growing clean energy portfolio and to optimize synergistic benefits from our acquisitions.

This consolidation of the three operating groups and our 24/7, 365 network operating centers allows us to optimize our operational efficiencies and take further advantage of synergistic benefits. For example, we have consolidated our sales force and operations to provide a fully bundled package and enhance more efficient customer interface. This will allow Comverge to better capitalize on new and evolving market opportunities. We’re fortunate to have an outstanding management team to continue the rapid growth we have demonstrated.

Our business model is a straightforward one. Comverge helps utilities reduce costs and enhance reliability by providing demand management programs for all classes of the utility’s customers. We do this through a variety of tools, services and products which comprise our total technology solution offerings. Comverge remains focused on successfully executing its business plan and vision, which is to increase our market penetration, expand the market for our clean energy solutions and pursue strategic opportunities that will build long-term and value for our shareholders. No other single company, public or private, can offer as comprehensive of a solution set in demand

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Third Quarter 2008 Earnings Call

November 11, 2008

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management that we do. This comprehensive approach to the entire spectrum of customers both expands our addressable markets and mitigates business risk.

The industry and Comverge are poised for rapid growth. Federal and state legislative and regulatory movements to decrease demand on our nation’s existing energy infrastructure are widespread. Demand response in energy efficiency are generally viewed as the most expedient and cost effective resource. Remember the cleanest, most efficient and economic megawatt is still the megawatt never produced. Comverge is fortunate to have an $85 million liquidity position because in these difficult economic times, cash is king. As we look out to 2009 our focus is on preserving our substantial cash and liquidity position while we leverage our knowledge, expertise and leadership position for profitable growth and significant increases in shareholder values.

In summary, Comverge operates a focused business with only one customer objective, to improve the reliability and reduce the cost of our electric infrastructure. Comverge does this by offering comprehensive demand-side solutions for all classes of utility customers. We’re well funded with over $57 million of cash on our balance sheet. The market opportunity is huge and the macro business and political drivers are heavily in our favor. Our objective remains to create significant and lasting long-term value for our investors. With that said I’ll turn the call over to Mike Picchi, our CFO, who will talk about Comverge’s third quarter financial and operational highlights.

Michael D. Picchi, Executive Vice President and Chief Financial Officer

Thanks Bob. As we have stated in previous earnings calls under our residential VPC contracts, we defer a significant portion of our consolidated revenue, our most profitable revenues until the fourth quarter of the year. We’re required to defer revenue until the fourth quarter when we true up our estimates from megawatt capacity available to our customers during the peak cooling season in light of actual capacity that was made available over the summer.

Revenues for the third quarter 2008 were 24.3 million compared to 10 million in the third quarter of 2007, an increase of 143%. 5.8 million of our total revenues in the third quarter of 2008 came from our Utility Products and Services segment, formerly called the Smart Grid Solutions group, compared to 4.7 million in the third quarter of 2007, a 22% increase. As previously noted, this group operates under a build-to-order business model; thus quarter-to-quarter revenues for this group can be somewhat uneven depending on the timing of orders. Our Products and Services Business segment’s future opportunities look promising based on the large AMI implementation being planned in 2009 and beyond.

The Residential Business segment, formerly the Alternative Energy Resources Group, recognized revenues of $5.5 million for the third quarter 2008 compared to $700,000 last year, and increase of 704%. $4.7 million of the Residential segment’s third quarter 2008 revenues were from PES which was acquired at the end of the third quarter 2007. Our customer, Consolidated Edison, accepted and approved a large amount of backlogged installations performed in earlier quarters. We were able to recognize this revenue in Q3.

The third revenue on the balance sheet from VPC contract, which is not generally recognized until the fourth quarter, was $17.7 million as of September 30, 2008. This reflects an increase of $4.5 million in the third quarter. For the first nine months of 2008, VPC deferred revenue has increased 15.3 million compared to a $12.9 million increase in the first nine months of 2007.

Bob mentioned the long-term value creation metrics we focus on. As of September 30, we had 701 megawatts of contracted capacity with regulatory approval, up from 409 megawatts at the end of 2007, a 46% increase in the first nine months of the year. Of the 701 megawatts, 587 megawatts are in long-term VPC contracts and 114 megawatts are in long-term base load capacity contracts. These are the primary components of our future expected contracted revenues from long-term contracts, another one of our long-term value creation metrics, which total $331 million during the next 10 years. These megawatts and future contracted revenues do not include the 165 megawatts and $114 million in future contracted revenues from the Southern California Edison and Arizona Public Service contract still awaiting regulatory approval. Of the 701 megawatts under long-term contracts, approximately 279 megawatts are built out. During the third quarter 2008 we incrementally built out 25 megawatts of capacity under our long-term contracts. For the first nine months of the year we built out 86 megawatts. We expect these built out megawatts and

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Third Quarter 2008 Earnings Call

November 11, 2008

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the additional 422 megawatts remaining to be built out will translate into high margin profitable business as we build them out over the course of the next three years.

Revenues for the commercial and industrial business segment, formerly the Enerwise Group were $12.9 million in the third quarter of ‘08, consisting of $11.6 million of demand and response services, and $1.3 million of software and energy engineering services, which relate to the upgrade, maintenance, monitoring of power systems. Important to note we recognize 100% of the capacity revenues in the third quarter of 2008 from the new PJM capacity program year that began June 1. Our C&I business had 899 megawatts of commercial and industrial load under contract. The C&I business segment also manages an additional 437 megawatts for a fee.

Turning now to gross margin, consolidated gross profit for the third quarter was $7.3 million compared to $3.1 million for the third quarter 2007. Consolidated gross margin for the third quarter of 2008 was 30% compared to 31% for the same quarter last year. Let me add, we believe gross margin comparisons are only meaningful when looking at the entire year because the deferred revenue recognition under the VPC contracts, which happens in the fourth quarter. Importantly, the $17.7 million of VPC deferred revenue as of September 30th has a profit margin of approximately 76%. In other words, there’s an anticipated $13.4 million of deferred profit sitting on the balance sheets that we currently expect to be recognized in the fourth quarter of 2008.

Total selling, general, and administrative expenses were $14.6 million for the third quarter, excluding the one-time impairment charge of $75.4 million that I’ll speak about in a moment. This compared to $8.9 million in the same period of 2007, an increase of $5.7 million. Of that increase, $2.1 million relates to the operations of Enerwise and PES acquired last year. Of the remaining $3.6 million increase, $400,000 was for the amortization of intangibles from our 2007 acquisition, $700,000 was the increase in the non-cash stock compensation expense, $1.4 million was for additional customer acquisition cost, and $1.1 million in G&A related to increased SOX compliance and IT expenses and operations for new VPC start-ups. Notwithstanding the deferral of $17.7 million in VPC contract revenue as of September 30, we expense customer acquisition costs as they are incurred each quarter. Keep in mind the more successful Comverge is in winning new VPC contracts the greater sales and marketing expenses will increase in the near term as we incur customer acquisition costs to build out the programs during the initial few years of the typical ten year contract term.

Two weeks ago we announced that Comverge expected to have a non-cash impairment charge during the third quarter of 2008. The final amount of the non-cash impairment charge was $75.4 million, relating to our Enerwise acquisition last year. During the third quarter 2008 as a result of the rule change for economic demand response programs affected in the PJM market we reassessed the forward-looking growth rates of the Enerwise reporting unit. You’ll recall that we reduced our 2008 revenue outlook on August 12 as a result of the impact we were seeing in the third quarter.

With the assistance of an independent third-party valuation specialist, we performed an interim period goodwill impairment test and determined that goodwill and certain intangible assets were impaired due to reduced projected operating results for Enerwise in future periods. As such, the company recorded a non-cash impairment charge to write of the associated goodwill and certain other intangible assets. We will have some benefit in future years as the write down of the intangible assets is expected to reduce amortization expense by $500,000 per year compared to historical levels. Let me add this, the impairment charge was driven by accounting rules and the book value of the Enerwise investment as recorded on our balance sheet. It does not reflect our views on the importance of the Enerwise acquisition to Comverge.

From a strategic standpoint, we believe that our acquisition of Enerwise in 2007 makes Comverge a strong participant in the commercial and industrial sector. Further, the Enerwise commercial and industrial expertise and technology have created opportunities and allowed Comverge to win and execute on long-term C&I VPC contracts as demonstrated with the latest Arizona Public Service contract win. In addition, as Bob mentioned, we’ve continued to expand our participation in open market programs in various geographies. In any event the non-cash impairment charge has no effect on Comverge’s cash balances, liquidity, borrowing capacity or debt covenant compliance.

In total the results for the quarter was an adjusted EBITDA loss of $4.7 million compared to a loss of $4.4 million for the third quarter of last year. Capital expenditures for the third quarter were $4 million compared to $2.1 million

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in the same period last year. Capital expenditures for the first nine months of 2008 were $9.2 million compared to $2.8 million in the first nine months of last year, as we have ramped up our build out under the residential VPC contracts.

Turning to our balance sheet, total unrestricted cash and cash investments, as of September 30, were $57.5 million, up $2.8 million from $54.7 million as of June 30. Yesterday we announced the signing of a five year, $25 million senior credit facility with Silicon Valley Bank to refinance $15 million of our convertible notes, maturing on April 1, 2009, and to provide up to $10 million to grow our business. This new facility, combined with our strong cash position and our GE Capital facility used the fund to build out under our VPC contract, gives us over $85 million of capital to grow our business.

We were very pleased to obtain this financing in the midst of these turbulent credit markets. We do not anticipate any need to access capital markets in the coming year. It’s no secret, the key to being able to survive and thrive in this economic environment is cash and liquidity. We’re pleased to be well positioned on both fronts.

Total debt was $29.8 million as of September 30. This consisted of $10 million under our GE Capital Credit facility, and $19.8 million of subordinated convertible debt relating to our acquisition of Enerwise and PES. Subsequent to the quarter end, we repaid $2.8 million with subordinated convertible debt last week.

That concludes our prepared comments. At this point, I’ll turn the call back over to the operator to open it up for Q&A. Bob and I are ready for questions from our listeners. Jason [ph]?

Comverge, Inc.

Third Quarter 2008 Earnings Call

November 11, 2008

5:00 p.m. ET

QUESTION AND ANSWER SECTION

Operator: Thank you. The question-and-answer session will be conducted electronically. [Operator Instructions] We’ll go first to Sanjay Shrestha with Lazard Capital Markets.

Q – Sanjay Shrestha: Great. Good afternoon guys. A couple of quick questions here. First up, Bob, you mentioned a bit ago the increasing opportunity for you guys associated with AMI and clearly there’s been some very robust movement on some of the large scale AM opportunity. Two fold question on that; one, is there a potential risk of a push out on some of these projects? And two, if that’s not the case, when could we start to see that significantly impact the P&L for you guys?

A – Robert Chiste: Yes. Sanjay, I think that there’s always when you’re considering the utility business, a potential push out. We’ve all talked about this a lot, and fortunately in our planning cycle we have not budgeted for any wins in our 2008 and very little in our 2009 planning period. That being said, we have a couple of very major bids which we are participants in, and could hopefully hear this year. Both of those bids are in excess, well one is in excess of $100 million Comverge’s components, and the other is in excess of $50 million. So we’re seeing not yet any push out from the financial crisis per se; we’re just seeing normal delays, if you could call them normal, in the utility sector. So Sanjay so far we’re not seeing anything as a result of the financial crisis, but we are seeing some projects where pilots are being done and even increasing the size of pilots before they go to a full scale rollout.

Q – Sanjay Shrestha: Got it. Okay. One sort of the follow-up question on that, I guess, as a part of this clean air report clearly the transmission load relief request to rising grid constraint, all that. So now we also have a situation where the value proposition that demand response is clear as you highlighted, and obviously you can even address base loads, but given the environment where maybe the demand for electricity’s also potentially going to be down, and this question about the generation portfolio, what do you do about that? What do you add, what do you don’t add given the uncertainty in the market? So when you have all these multiple factors sort of simultaneously occurring, right, how do you see that play out for you guys? So does that mean a lot of this VPC really move forward aggressively, and all of a sudden we get to keep on adding to this, you know VPC you know backlog number here? Just building that revenue like you have been doing so far and even the pace grows? Or does it slow down? How should we think about that?

A – Michael Picchi: Yes. Sanjay, I think I’m not clairvoyant so can’t look far into the future, but I can see what’s happening now, and what is happening now is certainly no slowdown in acceleration in the growth of the pipeline; in other words, more and more interest. I think what we’re seeing in demand response energy efficiency is the safe bet. It’s clearly efficient to the environmental profile, the carbon footprint that everyone is moving rapidly towards. It clearly fits into the area of adding capacity without the problem of putting iron in the ground and then be a problem. So I think that it’s the very safe bet from both an environmental standpoint and a resource addition capacity standpoint. And again, we just see no slowdown whatsoever. Our pipelines in every sector of our business are growing very rapidly, frankly.

Q – Sanjay Shrestha: Great. Two last quick questions if I may. So you guys have a fantastic balance sheet here, $58 million in cash, even generated cash during the quarter. So how do you guys sort of plan to balance this build out of the capacity under VPC contract which – of course CapEx? And how much cash consumption do you get here? And second thing, so how do we sort of balance that from the acquisition cost end point and getting to that profitable territory sooner rather than later? How do you see that balancing act playing out here?

A – Robert Chiste: Well I think, as Mike mentioned and I probably mentioned also, cash is king. When we think of capital for our VPCs we always think in terms of GE. So GE satisfies 90% of the CapEx for our VPC programs so in a sense set that aside. Of course the 10% is still our own capital. But looking at the $60 million or so and it was interesting that you noted that we generated cash in the third quarter, which we’re very pleased with obviously, we have decisions to make constantly. And one is how rapidly we could get to profitability, one is how we continue to conserve our cash, and the other is managing for our cash, in other words, really managing for EBITDA and cash flow. And that is really the thrust that we’re taking. Our board is well on board, our executive management team is. We want to grow this company from a value creation standpoint over the long haul. We think the best way to do that is to manage it for cash and we will look at acquisitions extremely opportunistically. We will not be making any

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Third Quarter 2008 Earnings Call

November 11, 2008

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major acquisitions. We want very much to grow our business organically and manage to preserve our cash. And frankly, Sanjay, I think that we’re looking at probably a two-year period of turmoil in the marketplace. So we’re going to be very conservative and grow our business organically.

Q – Sanjay Shrestha: Okay. That’s great. Thanks a lot, guys.

A – Robert Chiste: Thanks, Sanjay.

Operator: Thank you. [Operator Instructions] We’ll go next to Ben Kallo with Stanford Group.

Q – Ben Kallo: Good afternoon, gentlemen.

A – Robert Chiste: Hi, Ben.

A – Michael Picchi: Hi, Ben.

Q – Ben Kallo: In the current economic environment, is there any – do utilities favor a VPC contract over a product sale or product sales over VPC contracts? So do they want to run their own programs under a current environment? Or is there any difference.

A – Robert Chiste: Yes, Ben, it’s just – I wish there was a single answer. This industry is clearly not monolithic. It’s all over the place, and I think that the current environment might be pushing a little more interest in the VPCs from an outsourcing standpoint because those utilities also are interested in conserving cash. But we don’t see any dramatic trend in one direction or the other. So there are utilities that will prefer to outsource and there are other utilities that will prefer to in-source. And then there’s really a hybrid or a third grouping and those are those utilities that are moving towards an AMI implementation and could frankly go either way. They could buy the equipment or go to a VPC. So what we’re doing is preparing a lot of our roll-outs so they’re AMI compatible into the future. So directly answering your question, I don’t think that we see any dramatic trend because of the current economic situation except possibly a little bit more interest in discussing VPCs because of the capital requirements.

Q – Ben Kallo: Okay. And then looking forward in Commercial and Industrial Business, what regions are you focused on for 2009 as you look ahead and add those four to 500 megawatts?

A – Robert Chiste: Yes, we didn’t mention PJM but we’re obviously continuing to be focused on PJM. What we talked about in where we think there’s going to be a lot of growth is clearly Texas, and also New York and New England. So those are the areas and we’re waiting for the MISO, the mid-west states to open up but we haven’t seen anything occurring there yet. So Texas, New England, New York and of course PJM.

Q – Ben Kallo: Can you talk about rates on each of those regions you could give us?

A – Robert Chiste: No, I really couldn’t, Ben. We have sales forces now in each one of those and basically an equal rating in the size of the sales forces and the channel partners that we put on, but we’re keeping our objectives private at this time.

Q – Ben Kallo: Okay, great. Thank you.

Operator: We’ll go next to Stuart Bush with RBC Capital Markets.

Q – Stuart Bush: Yes, good afternoon, guys. So if we look at the amount you have in deferred revenues on VPC, 17.7 million, can you help us understand how many peak activation events you incurred this year versus the previous year? So how much in deferred revenues you had entering into the fourth quarter of last year versus how many megawatts you had built out versus how you have built out this year?

A – Michael Picchi: Sure, Stuart; it’s Mike. First of all, the number of peak cycling events that we had in 2008 was 131 this year. Last year the number was approximately 50. So it’s just another demonstration of how important these systems are to the utilities and how they’re increasingly using them to relieve pressure on their grid during periods of peak demand. You’re driving at something really good in terms of looking at deferred revenue, and it’s really how much does deferred revenue grow during the course of the year? You may have seen in our press release that at

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Third Quarter 2008 Earnings Call

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a snapshot point in time deferred revenue on the VPC contract at September 30 was $17.7 million, but you had to consider where that was on January 1 of this year, which was at $2.4 million.

So the delta over the nine months was about $15.3 million. As that relates to last year, deferred revenue at September 30 of ‘07 was about 17 and a half million, but we began last year at a higher level; we began last year with, for January 1 of ‘07 began at $4.6 million. So the delta between those two numbers over the first nine months of 2007 was about $12.9 million. So deferred revenue built up during the course of this year is higher, about 20% higher than last year, but it’s even more significant than that because in 2007’s number was our ISO-New England contract, which went away at the end of last year. So not only have we been able to fully replace our ISO-New England contract this year, we’ve been able to grow it another 20% beyond that.

Q – Stuart Bush: Okay, and so just to that point you have about 180 megawatts built out on your VPCs right now if I’m doing the math right, and how does that compare to the same point last year?

A – Michael Picchi: Let’s see. I think the math’s a little bit off. Our total build out under a long-term contract is about 280 megawatts, and approximately just under 30 megawatts of that is energy efficiency. So as of today the built out under the VPC contract is 253 megawatts built out.

Q – Stuart Bush: Okay.

A – Michael Picchi: We built out 80 in the first nine months under the VPC contract. So that means that year end ‘07 we were at 173 megawatts. So we built, we’ve grown the built out megawatts almost 50% during the course of this year.

Q – Stuart Bush: Okay. Great. Thanks.

A – Michael Picchi: Great, Stuart, thank you.

Operator: And we’ll go now to Michael Carboy with Signal Capital.

Q – Michael Carboy: Good afternoon, Bob and Mike, a couple questions for you. You know we talk a lot about the prospects for AMI deployments in the next say 12 to 18 months. Do you think that the process may end up being delayed as people squabble back and forth in Congress over what new energy legislation is going to look like? Do you really think the utilities are going to move ahead aggressively in the face of legislative uncertainty?

A – Robert Chiste: Yes, Michael this is Bob. I guess I’ll answer similar to how I answered Sanjay. We just, every utility seems to react differently. I think that what’s going to happen when we talked about the new administration in my prepared remarks I talked about a, we think that there will be a significant potential for a push in demand response and energy efficiency. What I really didn’t touch on much was Smart Grid also. I think that if there is going to be a push by the new administration for energy independence, Smart Grid is also one of those initiatives. That being said, some utilities are certainly moving ahead whereas others who have probably not gone as far down the road are going to wait and see what the Federal Energy Regulatory Commission and the new administration are going to be proposing. So I would think that it’s, there is maybe an opportunity to accelerate some of programs if the new administration is very aggressive. But if I were betting I would say that there probably is going to cause some paralysis in the decision making at many utilities.

Q – Michael Carboy: Okay. And looking at, if you could just talk a little bit about some of the RFQs that are floating around out there? Are you seeing any aspects to your RFQs that are suggesting a heightened level of concern by the utilities with regard to the financial condition of the bidding party and their financial staying power?

A – Robert Chiste: We yes, yes we clearly have seen it and, we go before, when an RFP comes out we certainly go before that utility when we’re on the short list. And there is more requests for guarantees, more requests for letters of credit and more scrutiny of the size of the company that will be performing, the vendors that will be performing. We do see many of these RFP responses by the huge integrators which are taking on some of that responsibility, where a company like Comverge for example maybe a subcontractor. But that doesn’t mean these aren’t large. As I mentioned $100 million type contracts. So the answer to the question is yes, which I think benefits us to some

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degree because there are a considerable number of smaller players in this space also. Not that were huge, but we are larger than many of the startups for example.

Q – Michael Carboy: Okay. And if I look at the aggregate value of the revenue, the cumulative revenue in your cumulative megawatts right now, it sort of looks like you had a nice 10% pick-up in the marginal cumulative value of the 125 megawatts signed this quarter. Could you elaborate on what might have been driving that?

A – Michael Picchi: Are you talking in terms of the increase in our future contracted revenues?

Q – Michael Carboy: That’s right.

A – Robert Chiste: Yes.

Q – Michael Carboy: You have 125 megawatts and an incremental $69 million of cumulative contracted revenue or about $552,000 a megawatt up from about $500,000 on the current contracted base.

A – Michael Picchi: Yes, I think one of the things that we’ve added in terms of our most recent contract when it airs on public service, Mike, is that it’s a 15-year agreement. It’s our longest contract term. So we will be adding more revenues because there’s more years.

Q – Michael Carboy: Okay, so it’s just the length of contract.

A – Robert Chiste: Correct, length of contract I think is what’s driving that.

Q – Michael Carboy: Okay. Thanks, fellows.

A – Robert Chiste: Very good.

Operator: And we’ll go next to Richard Baxter with Ardour Capital.

Q – Richard Baxter: Thank you. Just in general can you kind of describe the level of interest in demand response for the areas, say, covered in ISOs versus non – like, say, the contract that you had over in Arizona? I just want to see how the states – what the level of interest in having demand response programs in areas such as Arizona is tracking against say areas with the ISOs. I would assume it’d be higher in ISOs, but I’m hoping that a bunch of other areas are trying to get more interested in this.

A – Robert Chiste: Yes, Richard, it really is – I don’t want to say it’s universal that every state in the country, but we see – without mixing apples and oranges, the fact that there is an ISO that has an open market does not necessarily mean that we are precluded from doing a VPC, for example, or a direct demand response program with a utility. For example, in the PJM territory we have a contract with SMECO for 75 megawatts. So we could do a direct load control demand management program in a state which participates in an ISO that has an open market. We are continually looking at contracts, for example, in New England, not only in the open markets at the ISO but also with the respective states that participate in the ISO New England market. And similarly in Texas we’re doing direct load control programs and energy efficiency and demand response programs with companies like TAQ and also participating in the open market. I don’t know if that answers your question, Richard.

Q – Richard Baxter: Yes, it does. Thanks.

A – Robert Chiste: Okay.

Operator: We’ll go now to Jeff Osborne with Thomas Weisel Partners.

Q – Jeff Osborne: Great. Congratulations on the stern [ph] results, guys. Just two quick ones. I was wondering if you could give a rough breakout of the approximate 900 megawatts in the C&I front? Just how does that split out between PJM and the non-PJM territories? I’m just trying to get a sense of how that’s tracking here.

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A – Michael Picchi: Hi, Jeff. It’s Mike. Approximately 90% of our C&I megawatts are in PJM. So a little over 10% are in the other three markets we’re just now starting to enter, which is ERCOT, New England and New York. But we would anticipate growing the megawatts in those non-PJM territories pretty substantially.

Q – Jeff Osborne: And those non-PJM territories, we should think about the pricing there being a little bit better than the traditional PJM price?

A – Michael Picchi: That’s probably fair, and definitely in Texas. I’m not – I don’t know that I’d make that same conclusion in the ISO of New England.

Q – Jeff Osborne: Okay. And then the last question I had is just the 1.3 million in software and energy engineering services and energy efficiency products that you sell. How do we think about the interest there in light of the economic conditions that we’re in? That seems to be the only one that would be maybe a little, you know, delays in this type of environment. But it’s obviously very high margin and we’re looking for substantial growth here in ‘09, but I just wanted to get your view on that.

A – Robert Chiste: Yes, these are generally smaller projects. It’s clearly not one of our major focuses, but you’re right. They’re decent margin, and these are generally with customers that are already participating in a demand response program. So we will go in and maximize or optimize assets that already exist. In some cases, we’re willing to spend a very small amount of capital to help enhance the project. So it’s not a focus of ours. We haven’t seen any slowdown in it, but on the other hand you know we don’t aggressively market those programs either.

Q – Jeff Osborne: Thanks much.

A – Robert Chiste: Okay, Jeff.

Operator: And we’ll go next to Steve Sanders with Stephens, Inc.

Q – Steve Sanders: Good afternoon, guys.

A – Robert Chiste: Hi, Steve.

A – Michael Picchi: Hi, Steve.

Q – Steve Sanders: I think you were looking at some alternative programs for the Enerwise economic capacity. Can you just give us an update on those?

A – Robert Chiste: Yes, Steve. So the megawatts we’ve signed up into the voluntary, or economic demand response programs in PJM, we are looking for other revenue streams, other programs we could put those into. I mean one option is you could, for us to work with our customer and perhaps put them in capacity program next year rather than the voluntary program, but another option that’s come like in the last two weeks is the FERC has issued a notice of proposed rule making within PJM that should help. It won’t probably get resolved until next year but it would do more to make the economic program, or the price-sensitive voluntary program, look a lot more like it did in 2007 than it has in 2008. And if that does take place in 2009, we have the megawatts signed up and so it could be potential upside. But we’re going to wait to see that go final before we include it in our projection.

Q – Steve Sanders: Okay. And, Mike, can you give us a little direction on the fourth quarter segment mix and maybe talk a little bit about the gross margin this quarter, particularly in Enerwise? It looked like it was under some pressure.

A – Michael Picchi: So the segment mix in the quarters, Enerwise, which had a very substantial quarter as a result of recognizing all of the capacity revenues in the PJM program, that will drop down to a revenue level more consistent with what you saw in Q2 and Q1. In our Products and Services Group, formerly our Smart Grid Group, that’s with the hardware business, their fourth quarter I would expect to be pretty consistent with Q3, maybe up a little. And then the big quarter is for Alternative Energy Resources Group. Our Alternative Energy Resources Group will recognize all of that VPC revenue that’s hung up and deferred on the balance sheet. Plus we’ll have revenues from our Energy Efficiency business at PES. So AER will have over $20 million of revenue as look into the fourth

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quarter. But you’re right, there’s a pretty violent swing, but fourth quarter’s the great quarter because we get to finally recognize all that very profitable VPC revenue.

And the second part of your question was related to the gross margin in our Enerwise business which was a bit lower than last year. Again, for the full year we think the Enerwise gross margins are going to be very consistent in ‘08 with what we saw in 2007. Our margins are perhaps a little bit lower than some of the other C&I competitors because we have much larger load. Our average customer size is five megawatts per customer and so there’s some competition for that. But we are focused on improving the gross margins in our C&I business.

Q – Steve Sanders: Okay. Okay. And just last question on the year-end true ups for the VPC, do we expect that to be pretty close to a wash this year? What do you know at this point?

A – Michael Picchi: Well based on the preliminary data, we expect the true up could be a slight positive year term. A wash would be pretty accurate as well, but that won’t get finalized until later in the fourth quarter, but preliminary data looks good.

Q – Steve Sanders: Okay. Thanks very much.

A – Robert Chiste: Thanks, Steve.

Operator: And we’ll now take follow-up questions from Michael Carboy with Signal Hill.

Q – Michael Carboy: Thank you for the follow up. I was going to ask, coming back to this whole issue of the Enerwise impairment, what was the time period that the valuation exercise expanded over? And under what circumstances would you or could you encounter an unimpairment process? And how would that work?

A – Robert Chiste: Yes, well the really bad news is that there’s no such thing as an unimpairment process. So for instance, if we greatly in the future years increased the profitability of Enerwise, or let’s say the economic program comes back next year in great revenue volumes, we can’t unwind the impairment that we saw this year. It’s just a function of the accounting rules. But the specific timing was we actually did the impairment analysis as of August 31, so during the month of September and early October where we were working with our independent valuation consultant to determine one, if an impairment had incurred, and then secondly quantifying what that impairment was. And so Q3 was the appropriate period because that’s the period when we realized that we weren’t going to have revenues like we expected in those hot summer months from the economic demand response programs.

Q – Michael Carboy: So I think the key point is that that impairment process never contemplated any perspective rule change or redeployment of those megawatts to more economic opportunities.

A – Robert Chiste: Yes, definitely. In terms of the size of the impairment, a lot of it resolved around the conservatism we took in assessing the future revenues and cash flows for Enerwise. We presumed the economic demand response revenues were essentially gone forever. We put very modest growth assumptions in our model. And then third, we did not include the cash flows and revenues from our C&I VPC contracts that Enerwise executes on because they didn’t have those contracts the day we bought them 15 months ago. So we went with a very, very conservative model and assumptions in doing this impairment assessment.

Q – Michael Carboy: All right. Well that’s helpful. Thank you.

A – Robert Chiste: Thank you, Michael.

Operator: [Operator Instructions] And we’ll now take another follow up from Ben Kallo with Stanford Group.

Q – Ben Kallo: Hey guys. Real quickly, on VPC what’s the gating factor? Is it capital for building out the megawatts there? Or is it acceptance from whatever community it is? And if that’s the case, as you win more contracts should we see that rate accelerate so into 2009 when you have more contracts, and when you’re working for them, will you build out more quickly?

A – Robert Chiste: Yes, the gating factor is not capital because of our GE lines, Ben. And frankly, the gating factor has not been the rate of build out from an acceptance standpoint if you accelerate our marketing that clearly affects

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us financially. So we’ve found it to be a fine balance between the pace of our marketing group and the pace of our installation group. And we’ve chosen about two-and-a-half to three years to try to roll out these contracts. In addition, in some contracts there’s actually contractual terms which requires, which the utility mandates the period under which they would like us to build out. So neither is really a gating factor from the standpoint of constraints. It’s really a contractual or economic.

Q – Ben Kallo: Okay, great. Thank you.

A – Robert Chiste: Okay. Thanks, Ben.

Operator: And at this time we have no further questions in the queue, so I would like to turn the call back over to your host for today for any additional or closing remarks.

Robert M. Chiste, Chairman, President and Chief Executive Officer

Okay. Thank you, everyone, for getting on our third quarter call. In closing I believe the long-term investor value proposition for Comverge remains solidly intact reflected by the growth in its long-term value creation metrics. Megawatts under management and future expected contracted revenues are increasing. The acceptance of demand response solutions across all customer classes is increasing and powerful market drivers continue to create more opportunities for Comverge. We have solid liquidity and capital in place to grow our business with no need to access the capital markets in the coming year.

This concludes our call for today. Thank you all for joining us.